Exhibit 99(1)

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS EPS OF

 $O.24 VS. $0.17

ON 21% INCREASE IN NET SALES

FOR QUARTER ENDED JANUARY 31, 2005

                LITTLE FALLS, New Jersey (March 2, 2005) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $3,875,000, an increase of 51%, or $0.24 per diluted share, for its second quarter ended January 31, 2005, on sales of $49,536,000, an increase of 21%, as compared with net income of $2,573,000, or $0.17 per diluted share, on sales of $41,096,000 for the quarter ended January 31, 2004.  Of the 21% increase in net sales, 18% was from the Company’s core businesses and 3% was from the Saf-T-Pak acquisition in June 2004.

                For the six months ended January 31, 2005, the Company reported net income of $6,982,000, an increase of 60%, or $0.44 per diluted share, on sales of $94,878,000, an increase of 22%, as compared with net income of $4,368,000, or $0.29 per diluted share, on sales of $77,945,000 for the six months ended January 31, 2004.

                The Company further reported that its balance sheet at January 31, 2005 showed current assets of $78,915,000, including cash of $21,601,000, a current ratio of 3.1:1, a ratio of funded debt to equity of .19:1 and stockholders’ equity of $99,404,000.

                James P. Reilly, President and Chief Executive Officer of CANTEL, commented, “Continued strong demand for our products and services and overall improvement in gross margins contributed to the outstanding operating results for our second quarter ended January 31, 2005.”  Reilly added, “We will continue to focus on our core businesses, including our restructured water treatment and filtration group and our specialty packaging business, while aggressively seeking acquisitions of companies specializing in infection prevention and control products and services for the medical and dental markets.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, which include specialized medical device reprocessing systems for renal dialysis and endoscopy, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and specialized packaging for infectious and biological specimens.  The Company also sells scientific instrumentation products and provides technical maintenance services for its products.

                The Company will hold a conference call to discuss the results for the second quarter ended January 31, 2005 on Wednesday, March 2, 2005 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Wednesday, March 2 at 2:00 PM through midnight on March 3, by dialing 1-877-660-6853 and using passcode #286 and conference ID #141201.  The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID=90874.  A replay of the webcast will be available on Vcall for 30 days.

                For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2005	2004	2005	2004

Net sales	$49,536	$41,096	$94,878	$77,945

Cost of sales	30,715	25,977	58,842	49,653

Gross profit	18,821	15,119	36,036	28,292

Operating expenses:
Selling	5,814	5,001	11,222	9,701
General and administrative	5,367	4,400	10,817	8,574
Research and development	1,022	1,103	2,006	2,173
Total operating expenses	12,203	10,504	24,045	20,448

Income before interest and income taxes	6,618	4,615	11,991	7,844

Interest expense - net	313	416	664	831

Income before income taxes	6,305	4,199	11,327	7,013

Income taxes	2,430	1,626	4,345	2,645

Net income	$3,875	$2,573	$6,982	$4,368

Earnings per common share - diluted	$0.24	$0.17	$0.44	$0.29

Weighted average shares - diluted	16,182	15,090	16,044	14,958

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31,	July 31,
	2005	2004
Assets
Current assets	$78,915	$73,863
Property and equipment, net	23,209	22,715
Intangible assets	13,773	13,897
Goodwill	33,878	33,330
Other assets	3,104	2,562
	$152,879	$146,367

Liabilities and stockholders’ equity
Current liabilities	$25,504	$27,128
Long-term liabilities	27,971	32,728
Stockholders’ equity	99,404	86,511
	$152,879	$146,367